EXHIBIT 21.1

SUBSIDIARIES OF STERLING

Subsidiaries of Sterling Financial Corporation

Tri-Cities Mortgage Corporation

Sterling Capital Trust II

Sterling Capital Trust III

Sterling Capital Trust IV

Sterling Capital Statutory Trust V

Sterling Capital Trust VI

Subsidiaries of Sterling Savings Bank

Action Mortgage Company

Harbor Financial Services, Inc.

(a subsidiary of Evergreen First Service Corporation)

INTERVEST-Mortgage Investment Company

Evergreen Environmental Development Corporation

Evergreen First Service Corporation

Fidelity Service Corporation

Tri-West Mortgage, Inc.

Sterling Automobile Loan Securitization 2000-1, L.L.C.

Source Capital Corporation

The Dime Service Corporation